UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2013

RESOLUTE FOREST PRODUCTS INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Resolute Forest Products Inc. 111 Duke Street, Suite 5000 Montreal, Quebec, Canada	H3C 2M1
(Address of principal executive offices)	(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05	Costs Associated with Exit or Disposal Activities

The information contained in item 2.06 is incorporated herein by reference.

ITEM 2.06	Material Impairments

On March 11, 2013, Resolute Forest Products Inc. (the “Company”) acquired from The Herald Publishing Company, LLC, its 49% joint venture partner in Calhoun Newsprint Company (“CNC”). The Company now wholly-owns CNC, which in turn owns one newsprint machine, the recycled fiber plant and a portion of the thermomechanical pulp mill at the Company’s Calhoun mill in Tennessee. On March 12, 2013, the Company announced its decision to indefinitely idle the newsprint machine.

As a result of the idling, the Company estimates that it will incur, on an accounting basis, a charge of approximately $4 million for severance, retraining and other termination benefits. Total future cash expenditures associated with these items are expected to be approximately $4 million, to be incurred by the end of the second quarter. The Company also expects to incur approximately $49 million of non-cash asset impairment charges to reduce the carrying value of the affected assets to their estimated fair value.

In connection with the transaction described in the first paragraph, the Company will recognize a gain on the forgiveness of a $12 million note issued by CNC. In addition to the tax effects of the net charges described above, the Company expects to use capital loss carry-forwards and, as result, to recognize an income tax benefit of approximately of $36 million as a result of the transaction.

A copy of the press release announcing the indefinite idling is provided as exhibit 99.1.

ITEM 9.01	Financial Statements and Exhibits

Exhibit No.	Description

99.1	Resolute Forest Products press release dated March 12, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLUTE FOREST PRODUCTS INC.

By:	/s/ Jacques P. Vachon
	Name:	Jacques P. Vachon
	Title:	Senior Vice President, Corporate Affairs and Chief Legal Officer

Dated: March 15, 2013

INDEX OF EXHIBITS

Exhibit No.	Description

99.1	Resolute Forest Products press release dated March 12, 2013